UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2025

XPONENTIAL FITNESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40638	84-4395129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17877 Von Karman Ave., Suite 100

Irvine, CA 92614

(Address of principal registered offices, including zip code)

(949) 346-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	XPOF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 3, 2025, Xponential Fitness LLC (“Xponential”), the principal operating subsidiary of Xponential Fitness, Inc., and Fit Commerce, a California Corporation (“FC”), entered into that certain Retail Supply Agreement (the “Agreement”) to be effective as of December 1, 2025 (the “Effective Date”). The Agreement amends and restates that certain Sock Co-branding and Supply Agreement, dated October 1, 2016, by and between Club Pilates Franchise, LLC (“Club Pilates”) and Thirty Three Threads, Inc. (“33T”), as subsequently amended by Xponential (as successor-in-interest to Club Pilates) and 33T (the “Prior and Underlying Agreements”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

The Agreement relates to the outsourcing of Xponential’s retail merchandising of any retail item sold by a franchisee, that is a Pre-Approved Product listed on Exhibit B to the Agreement and not an Excluded Product, also listed on Exhibit B (“Products”). During the term of the Agreement, FC will be the exclusive manufacturer and distributor of all Products to the Xponential franchisees that reside within the United States and Canada and have the worldwide exclusive right to manufacture and distribute all Products bearing the Xponential Marks, subject to certain exceptions. 33T will be the exclusive sock vendor for the manufacture and sale of any Product to Xponential franchisees that reside within the United States and Canada. Pursuant to the Agreement, FC will render services, including, among other things, product line merchandising, design and development of complete product ranges per merchandising plan, customizations, inventory management and manufacturing, vendor management, warehouse location utilization, distribution and logistics services, in-studio and online merchandising, development and maintenance of direct to consumer websites for each franchise brand, information technology infrastructure, marketing services, franchisee support, business reporting and compliance services. In addition, FC has agreed to purchase all Products, subject to certain exceptions, no later than the Effective Date of the Agreement.

Pursuant to the Agreement, FC will pay to Xponential domestic and foreign commissions as well as direct-to-customer commissions (each, a “Commission” and collectively, “Commissions”) in connection with the sale of Products to Xponential or its franchisees. The domestic Commissions will be paid by FC to Xponential based on each Contract Year (prorated for any partial Contract Year) in a minimum aggregate amount of $50 million over the five-year period subject to certain adjustments provided in the Agreement.

FC is required to have a minimum amount of equity at its inception, including an amount in asset-based lending credit facilities, and in inventory financing from FC’s vendors (collectively, the “Capital”). If such Capital is not fully funded 120 days from July 3, 2025, or October 31, 2025, the Agreement will be null and void with no further obligation between the parties except those stated in the Prior and Underlying Agreements.

The term of the Agreement will commence on the Effective Date and will continue until November 30, 2030, or a date mutually agreed by the parties to the Agreement.

The Agreement includes customary representations and warranties of FC, along with certain customary covenants, including confidentiality, insurance and indemnity provisions.

The foregoing description of the Agreement is a summary of and does not purport to be a complete statement of, the Agreement or the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1*	The Retail Supply Agreement, dated July 3, 2025, by and between Xponential Fitness LLC and Fit Commerce.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within Inline XBRL document.

*

Certain portions of the Agreement have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K as the information is both not material and is the type of information that Xponential treats as private or confidential. Certain Exhibits to the Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 10, 2025

Xponential Fitness, Inc.

By:	/s/ John Meloun
Name:	John Meloun
Title:	Chief Financial Officer